Exhibit 10.36

EXECUTION COPY

May 27, 2015

Daniel Muehl

3081 Castle Peak Ave.

Superior, CO  80027

Re:  Offer of Employment

Dear Dan:

It is with great pleasure that I write to confirm Clovis Oncology, Inc.’s offer of employment to you as Vice President, Finance.  This offer is contingent on verification of your eligibility to work within the United States.

In light of your duties and responsibilities as Vice President, Finance, you will be considered a full-time salaried exempt employee.  As discussed, you will report to me, Erle Mast, Executive Vice President  and Chief Financial Officer.  However, your job duties, responsibilities, job title and reporting relationship may evolve and change over time.

We would like you to begin your full-time employment with Clovis as soon as possible, no later than Monday, July 6, 2015.  Your initial base salary will be $295,000.00 per year.  Your salary will be subject to all legally required deductions and tax withholdings as well as any other voluntary deductions and withholdings authorized by you.  Your salary will be paid in accordance with the Company’s normal payroll cycle.

In addition to your base salary, you will be eligible to participate in the Company’s bonus plan.  The bonus plan is designed and approved by the Company’s Board of Directors on an annual basis and your participation in the plan will be based upon the level assigned to you by the Board.  The current target bonus rate for your position is 35% of based salary.  Amounts payable under the bonus plan, your level of participation, and the plan itself, may be changed at any time by the Board based upon the needs of the Company’s business, market data, and other factors deemed relevant by the Board.  In consideration of your mid-year start date, any bonus payment to be made for calendar year 2015 will be pro-rated to no less than 75% of the annual amount.

The Company has established and maintains the Clovis Oncology, Inc. 2011 Stock Incentive Plan (the “Plan”).  Subject to final approval by the Plan’s administrative committee, you will be granted the option to purchase 35,000 shares of the Company’s common stock.  The granted option will be subject to the terms and conditions of the Plan as well as a related option grant agreement.  You will be provided with a copy of the Plan and the grant agreement at the time the option is granted.

Upon commencing your employment, you will be eligible to participate in the Company’s various employment benefit programs pursuant to the terms and conditions of those programs.  While the Company reviews its benefit programs on a periodic basis and may change or terminate its employment benefits from time to time.  You will also be eligible to participate in the Company’s current paid vacation policy and will be eligible to accrue, four weeks of vacation per year in accordance with the terms and conditions of the policy.

As a condition of employment, you will be required to sign the Company’s standard Confidential Information, Invention Assignment and Non-Solicitation Agreement (“Confidential Information Agreement”).  Among other things, the Confidential Information Agreement precludes you from using or disclosing any confidential information except in connection with your work on the Company’s behalf.  It is Clovis’ policy that its employees maintain confidential any information that they may have received or had access to while working for previous employers.  Also, Clovis employees should not bring to Clovis any documents or property belonging to their former employers.  Please advise us immediately if you are subject to any agreements with previous employers or third parties (such as confidentiality agreements, non-solicitation agreements, non-competition agreements, etc.) that may limit or in any way impact your ability to perform your job responsibilities at Clovis.

It is important for you to understand that this employment offer letter is not intended to create or constitute an employment contract between you and Clovis.  Your employment relationship will be considered “at will.”  This means that either you or the Company may terminate the employment relationship at any time for any lawful reason.

If this offer meets with your approval, please indicate your acceptance by signing this letter in the space provided below and return a copy of the signed letter to Sue Fattor, Associate Director of Human Resources no later than Tuesday, June 2, 2015 by mail, or email to sfattor@clovisoncology.com.  The Boulder address is 2525 28th Street, Suite 100, Boulder, CO.  Of course, should you have any questions regarding the Company’s employment offer, please feel free to contact me on my cell phone 720-220-9122, or in my office at 303-625-5002.

Dan, we are delighted you are considering joining our team.

Sincerely,

/s/Erle Mast

Erle Mast

Chief Financial Officer & Executive Vice President

Accepted:	/s/Daniel W. Muehl	Date: May 27, 2015
Printed Name:	Daniel W. Muehl

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